Exhibit 99.1

Air Lease Corporation

Earnings Call Transcript - Q4 2016

February 23, 2017; 4:30 p.m. ET

AIR LEASE CORPORATION PARTICIPANTS

Ryan McKenna	Vice President, Strategic Planning
Mary Liz DePalma	Director of Investor Relations
Steven Udvar-Házy	Executive Chairman
John Plueger	CEO and President
Greg Willis	Executive Vice President and CFO

ANALYST PARTICIPANTS

Mark Streeter	JPMorgan
Jason Arnold	RBC Capital Markets
Michael Linenberg	Deutsche Bank Research
Rajeev Lalwani	Morgan Stanley
Helane Becker	Cowen and Company
Arren Cyganovich	D.A. Davidson & Co.
Christopher Nolan	FBR & Company
Scott Valentin	Compass Point Research & Trading
Justine Fisher	Goldman Sachs
Kristine Liwag	BofA Merrill Lynch
Nish Mani	JPMorgan
Vincent Caintic	Stephens Inc.

PRESENTATION

Operator: Good day, ladies and gentlemen, and welcome to the Air Lease Corporation fourth quarter and 2016 earnings conference call. (Operator Instructions) As a reminder, this conference call may be recorded. I would now like to turn the conference over to Ryan McKenna, Head of Strategic Planning. You may begin.

Ryan McKenna: Thank you. Good afternoon, everyone, and welcome to Air Lease Corporation's fourth-quarter and year-end 2016 earnings call. This is Ryan McKenna. I'm joined this afternoon by John Plueger, our Chief Executive Officer and President; Steve Hazy, our Executive Chairman; Greg Willis, our Executive Vice President and Chief Financial Officer. I'd also like to make a new formal introduction of Mary Liz DePalma, who is our new Director of Investor Relations. And I will pass the call over to her to walk you through the introduction to this call.

Mary Liz DePalma: Thank you, Ryan. Earlier today we published our fourth quarter and year-end 2016 results. A copy of our earnings release is available on the investors section of our website at www.AirLeaseCorp.com. This conference call is being webcast and recorded today, Thursday, February 23, 2017, and the webcast will be available for replay on our website. At this time, all participants to this call are in listen-only mode. At the conclusion of today's conference call, instructions will be given for the question-and-answer session.

Before we begin, please note that certain statements in this conference call, including certain answers to your questions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. This includes, without limitation, statements regarding our future operations and performance, revenues, operating expenses, other income and expense, and stock-based compensation expense. These statements and any projections as to the Company's future performance represent management's estimates for future results and speak only as of today, February 23, 2017. These estimates involve risks and uncertainties that could cause actual results to differ materially from expectations. Please refer to our filings with the Securities and Exchange Commission for a more detailed description of risk factors that may affect our results.

Air Lease Corporation assumes no obligation to update any forward-looking statements or information in light of new information or future events. In addition, certain financial measures we will be using during the call, such as adjusted net income before income taxes, adjusted diluted earnings per share before income taxes, and adjusted pretax return on equity, are non-GAAP measures. A description of our reasons for utilizing these non-GAAP measures as well as our definition of them and the reconciliation to corresponding GAAP measures can be found in the earnings release and 10-K we issued today. This release can be found in both the investors and the press section of our website at www.AirLeaseCorp.com. Unauthorized recording of this conference call is not permitted.

I would now like to turn the call over to our Chief Executive Officer and President, John Plueger.

John Plueger: Well, thank you, Mary Liz, and I want to take this opportunity to publicly welcome you to the ALC family. Let me also offer a special thanks to our Vice President, Ryan McKenna, for his leadership on the IR side over these past years. And we look forward to even more from Ryan as he expands his role in strategy and business development.

I'm delighted to report that for the full-year 2016, Air Lease recorded total revenues of $1.4 billion versus $1.2 billion in 2015, a 16% increase year-over-year. Diluted EPS was $3.44 for the year, an increase of 47% over 2015. For the fourth quarter, ALC recorded revenues of $370 million, an increase of 13.4% over the prior year's fourth quarter and diluted EPS was $0.89 for the quarter, a 20% increase. We continue to achieve industry-leading pretax margins for the fourth quarter and full year of 40.3% and 40.9%, respectively. And, in 2016, we saw our highest pretax return on equity of 18%.

Our forward lease placements remain very healthy, enabling us to have a 92% placement of new aircraft through 2019 and we continue to see robust demand. Of particular note, so far in early 2017, we see the same strong widebody lease placements that we experienced in 2016. This morning, you saw our release for an additional 787-9 with Air New Zealand. On February 6, we announced a lease of five 787-9s with China Southern. In early January, the lease of an A350 to Sichuan Airlines. Very soon now you can expect to see further widebody placements as well as a number of single-aisle placements.

In 2016, ALC generated $1.2 billion of gross proceeds, resulting in gains on aircraft sales and trading activity of $61.5 million for the full year. We did not envision or plan for this level of sales entering 2016. However, we are always opportunistic and when presented with the opportunity to sell our E-Jet fleet to Nordic Aviation Capital, a terrific company we sold our ATR fleet to, we decided it was the right decision. At its core, ALC and all aircraft lessors are aircraft portfolio managers, and in this context we will always take advantage of the right sales opportunity.

This resulted in a profitable transaction for ALC which aligned our fleet to our long-term strategy of concentrating on mainline aircraft from Boeing and Airbus. This resulted in an elevated level of sales for 2016 and it positions us well for the future. As a result, we are focusing our 2017 sales activity to take place in the latter half of the year. These factors should be considered as you prepare the models for the upcoming year of 2017. We take great pride in being prudent fleet managers and we will always be mindful that when opportunistic transactions materialize we will execute upon them.

Now, looking at our new aircraft delivery stream for this year, most of you are aware of production challenges of Pratt & Whitney on A320neo and A321neo aircraft. As we told you last quarter, there will be delays on eight such aircraft in the 2017 schedule out of a total of 34 new aircraft deliveries set for 2017. After decades in this business, Steve and I can both tell you that occurrences like the Pratt & Whitney delay are not unexpected and, while it may impact the deliveries and the corresponding earnings in 2017, it will not influence the long-term profitably of Air Lease. As a result of these delays and the high level of aircraft sales last year, we are focusing on adding incremental aircraft during the first half of 2017 and we're making good progress on that front.

Now, Greg will provide some color later on the call on our baseline capital expenditures timing expectations for the upcoming year. On the strategic front, we are pleased with the success of Blackbird Capital and the extremely well-received ABS note issuance that occurred in November. The note issuance created a model for the next generation ABS issuances for the aircraft leasing sector with a simplified structure that has strong credit protections and appeals to a broad group of investors. Given the success of this ABS transaction, which resulted in enhance returns to the Blackbird capital investors, we made the joint decision to cap off Blackbird Capital at its current fleet stage and content. Now, with the experience of executing on Blackbird alongside our core business, we are focusing our efforts on arranging a follow-on vehicle.

So, let me now turn the call over to our Executive Chairman, Steve Hazy. But before I do, I want to wish Steve a very happy birthday. Now, we have a cake waiting after this call, so hopefully the Q&A won't last too long. So, Steve, happy birthday and over to you for some further remarks on ALC and color on the industry.

Steve Hazy: Thank you, John, and thank you for your best wishes. First of all, let me thank our best-in-class ALC staff and management team who performed superbly and delivered outstanding results in 2016. We are also grateful to all of our airline customers all over the world and our loyal shareholders who have recognized the value of the ALC franchise. As John indicated, we are very pleased with the results of the fourth quarter and the full year in 2016. The current business environment in the aviation industry remains very strong.

As always, we focus on overall passenger demand. The International Air Transport Association, IATA, reported that passenger traffic rose at a very healthy 6.3%, while capacity grew at 6.2% last year. Along with load factors in excess of 80%, we view this as a very balanced supply/demand dynamic for the airline industry. The results in 2016 create a healthy backdrop in 2017. With moderate growth and a continued need for replacement of aging aircraft, we expect to see and continue to see demand for a carefully selected and customized order book of the latest versions of new technology aircraft.

Going into 2017, we remain focused on indicators of airline health. Fuel prices are still at relatively historically low levels. The industry has plenty of liquidity. And while interest rates have remained low for a long period time, we do anticipate that they will rise over time, along with a strengthening global economy. With the current health of the airline industry, we expect that gradual changes over time will be manageable. Air Lease is very well-positioned. Let me remind you that rising interest rates have historically resulted in higher lease rates.

Approximately 90% of our lease contracts include provision for interest rate adjustment which help offset the increase in rates at the time of delivery. As the US dollar continues to strengthen, the operating lease remains an attractive option for airlines throughout the world relative to the full cost of purchasing an aircraft.

On the capital side, early this year, we are proud to announce that Fitch Ratings assigned a BBB long-term issuer default rating on Air Lease Corporation. Standard & Poor's also upgraded ALC to BBB flat in October of 2016. These two ratings, along with the A- rating from Kroll, make ALC the highest-rated standalone lessor in the aircraft leasing space. We have always structured our business strategy from the very beginning and our strong credit profile to that of an investment-grade company. This strategy has paid huge dividends, resulting in the continued lowering of our overall borrowing cost and has increased our operating margins.

Our experienced and professional team has navigated through many diverse industry conditions and cycles over the past three decades. We remain fully confident in our ability to deliver consistent and strong financial results. We anticipate that 2017 will be another successful year and we remain totally focused on enhancing shareholder returns, as evidenced by the 50% increase to our common dividend that we announced late last year. Now, let me turn this over to Greg Willis, our Executive Vice President and Chief Financial Officer.

Greg Willis: Thank you, Steve. Our results are driven by the continued growth of our fleet. In 2016, the net book value of our fleet increased by 11% to $12 billion, ending the year with 237 aircraft. Our portfolio lease rate factor remained constant, along with our core fleet metrics, which include our 3.8 year weighted average age and our weighted average lease term remaining of 6.9 years. During the year, our total committed rentals increased by 14% to $23.8 billion, demonstrating the solid demand for the aircraft that we have ordered. This also continues to provide us with a significant amount of visibility into the future and has been a foundation for our strong credit metrics.

Additionally, we view the order book as an asset, which allows us to double in size over the next five years and provides us with a steady pipeline of attractively priced aircraft. During the year we sold 46 aircraft, generating the $61.5 million in gains that John referred to. This includes the sale of 24 ATR turboprop aircraft and 20 E-Jets. We expect to close the sale of the remaining five E-Jets in the first quarter. These aircraft were all transferred to held for sale on the date that we agreed to sell them. Under held-for-sale accounting we continue to record rental revenue but we stop depreciation on these aircraft.

The result will be the sale of the final five E-Jets will generate minimal accounting gains in Q1. However, all were sold profitably in the aggregate. Since the inception of the Company, we have sold $2.1 billion in aircraft to third parties at an 8% premium to carrying value and at a significant premium to appraised value. As a reminder, appraisals typically exclude the value of the attached lease and return conditions contained in the lease, among other things.

As we look forward to 2017, we expect a more normalized or lower sales volume and expect most of the sales to take place in the second half of the year. We continue to benefit from our operating leverage as we grow our fleet. This was reflected in our ratio of SG&A to revenue, which declined to 5.8% from 6.3% in the prior year. We also have benefited from a reduction in our borrowing cost and the expansion of our management fees, all of which have contributed to us achieving our highest adjusted pretax return on equity of 19.5% in our history.

Looking forward to 2017, we expect to deliver 34 aircraft from our order book, representing approximately $2.5 billion in capital expenditures. You'll note the timing of the CapEx is weighted slightly differently than in prior years. We are expecting $840 million in CapEx in Q1, $340 million in Q2, $200 million in Q3 and $1.1 billion in Q4. Consistent with prior years, these numbers do not include any incremental purchases.

Now, as it relates to taxes and other potential changes stemming from the new administration in Washington, it is much too early to comment on potential impacts. We're monitoring development closely and will comment when more definitive information is available. In the fourth quarter, we maintained a strong liquidity position, ending the year with $2.7 billion in liquidity, providing us with a substantial amount of financial flexibility. Consistent with our financing strategy, we have 83.5% fixed rate debt and 92.4% unsecured debt. We ended the year with a debt to equity ratio 2.58 to 1. However, there is no change in our target debt to equity ratio of 2.5 to 1.

This concludes my review of the results and financing activities of the Company and I'll now turn it back to Mary Liz.

Mary Liz DePalma: Thank you, Greg. This concludes our management's remarks. For the question-and-answer session each participant will be allowed to ask one question and one follow-up. Now I would like to hand the call over to the operator to begin the Q&A session.

QUESTION & ANSWER SESSION

Operator: (Operator Instructions) Mark Streeter, JPMorgan.

Mark Streeter: Steve, happy birthday. Ryan, congrats on the new responsibilities as well. A couple of questions. First off, Blackbird. Can you give us an update, sort of big picture on Blackbird? How big can it get? Obviously you had the success with the ABS deal and so forth, but as we think about round two of Blackbird and how you envision the rollout of the platform going forward, relative to the size of the core balance sheet, how should we think about it?

John Plueger: Thanks a lot, Mark. As I indicated, with the really successful ABS, we all decided to cap Blackbird, the original Blackbird, where it was. We are now looking at new alternative ventures. It's really hard for us to sit here and predict the ultimate size because we've actually also learned a good deal amount of this venture and why it was successful for us, so now we are looking to tailor make what we've learned into the maximum potential going forward. But it's really hard.

We don't have a dollar level of forward order -- forward business thinking in terms of what it's contributing to our bottom line. It's a good point for us to pause because this started in 2014. It's a good point for us to pause and say how can we now optimize this for ALC's growth and additional capital platform. So, I don't have and we don't have for you today a number of how big this could be. Just know that it was valuable and that value and that concept going forward is something we're very much looking to expand.

Mark Streeter: Great, thanks. And just a quick follow-up, just on -- to Steve's comment on the cycle for John, for you or Steve. How should we think about how you are going to risk-manage the portfolio going forward? In terms of some of your current generation or what's about to be prior generation technology. I mean, you only have one 767. You've got one 777-200ER, but as your portfolio starts to age and so forth, you've obviously sold off the regional jets and so forth. But how do we think about -- whether it's your A330 book that you have right now or some of these one-off aircraft, how aggressive are you going to be with the strength in asset values of maybe rotating out of some of these older aircraft in your fleet?

Steve Hazy: Well, if you look at our portfolio, the percentage of older aircraft in our fleet is actually the minimal amount compared to the other lessors. As you said earlier, we only have one 777-200ER with KLM. We're in the process of extending that lease. We have extended a lot of our Boeing 737-800, A320, A321 leases. In terms of the A330s, most of those aircraft were acquired in the 2011 to 2013 period, and virtually all of them are -- almost all of them are on 12-year leases so we have very little in the way of lease expirations. We've also worked very hard on placing future orders in advance on long-term leases.

And as we indicated before, approximately 90% of our fleet is already pre-leased in terms of deliveries are coming in in 2017, 2018 and 2019. So, the Company is very well-positioned. We are seeing a lot of demand. We've already placed a large number of aircraft out in 2020 and even 2021 on long-term leases. Some of these leases are even as long as 14 years old. So we are seeing very strong demand. We continue to sell our older planes. That's an ongoing process. As Greg has mentioned before, a few minutes ago, we have already sold more than $2.1 billion of used aircraft to third parties. So, we see a robust demand for midlife aircraft.

We continue to seek opportunities to sell those older units at a profit. We continue to extend the current generation 737-800s, A320s, A321s, 777s and A330s. And we have a significant number of new deliveries in the MAXs, neos, A350s, A330neos and 787s, where we are very well-positioned compared to the other lessors.

John Plueger: Mark, I would also add is the comment on our -- the age of our -- the overall age of our fleet. Remember, we just finished a year where we sold virtually our whole ATR and Embraer fleet. All of those airplanes were very young. They were all two years old or less. So, selling a lot of those units at that age, mathematically does result in the overall remaining fleet to be a little bit older. But to Steve's point, we remain committed to our philosophy of selling airplanes, generally speaking, when they are about a third of their lives are -- have been realized. And as our fleet grows, that gets to be a slightly bigger number. But I just really want to point out that the slight increase you see in the overall portfolio age is really a result of selling so many ATRs and E-Jets this year.

Mark Streeter: Perfect. Understood. Thanks, John. Thanks, Steve.

Operator: Jason Arnold, RBC Capital Markets.

Jason Arnold: Happy birthday, Steve. Good to be 45, I imagine.

Steve Hazy: No, it's 44. (laughter)

Jason Arnold: So I guess just first one with the first 787-10 rolling off the line here, can you remind us of your positioning on the -10 versus the -9 and update us on your views on the type and the variance there?

John Plueger: We're a launch customer on the -10.

Steve Hazy: Yes, we are very focused on the 787-9 and the 787-10. Just in the last couple of weeks, we announced several transactions involving 787-9s to China Southern and this morning to Air New Zealand. So, 787 activity continues to be quite active. We have a number of deliveries this year and that continues into next year. On the 787-10, we are the launch leasing customer. We ordered a total of 30 aircraft. Those deliveries begin in 2019. All of our 2019 -10 deliveries are leased to two different airlines, large international airlines. We've already placed 10 of the 30 787-10s.

And we are very bullish about that airplane because it offers probably the lowest absolute seat mile cost of any widebody aircraft that we are familiar with on flights up to about 6,500 nautical miles. And we continue to have a number of campaigns with global network airlines on leasing more 787-9s and -10s. So it's a very vigorous part of our program going forward. Yesterday we took delivery of our last of order 777-300ERs, which went to KLM Royal Dutch Airlines. And so, our Boeing widebody future is very much connected to the success of the 787-9 and -10.

John Plueger: Jason, just in terms of numbers, to your question, in our launch order for the 787-10 we have 25 of those units coming. And as Steve indicated, we've already placed a number of them. We are at about close to the same number on the 787-9s. It's just a little under 25. It's about 22 airplanes sitting here today. So, it's a very balanced mix between the 9s and the 10s. The 9 is here now, the 10 has just rolled out. But we are experiencing very good forward placement on the 10s. But that's the quantity. Our launch order is 25 787-10s.

Jason Arnold: Excellent. Good color and certainly a great airplane, so you are well-positioned there. I guess just a quick follow-up. You mentioned you'd be looking to some incremental aircraft types to add for Q1 2017, and just curious if you have any preliminary thoughts on what you're looking at, or regionally where there might be some opportunities?

John Plueger: Yes, sure. And actually I just wanted to have one [pivot] on follow-on comment. We've actually converted a few more of the -9s to the -10s, so we probably going to have about five more -- about 30 total 787-10s. So just to make sure the numbers are right. So look, the used marketplace continues to be pretty robust and we continue the strategy that we had last year, and that is we're looking at areas that might be either a little long on aircraft or might want to reduce their aircraft fleets. So that includes South America and includes parts of Europe, like Turkey, for example.

So we are exploring avenues where we believe it's in the airlines' best interest to possibly remove some equipment from their fleet, reduce their overall capacity. So we are making I think good progress, but it's the same thing we've done last year. We're looking at opportunities to relieve airlines of perhaps some excess capacity in their specific regions that are undergoing a little bit of pressure. And I think you'll see from us in the next quarter or two some good results from that.

Jason Arnold: Excellent. Thanks a lot for the color, guys.

Operator: Michael Linenberg, Deutsche Bank.

Michael Linenberg: Steve, what better opportunity or time to celebrate your birthday with an almost 20% ROE, so happy birthday.

Steve Hazy: Thank you. And since I'm 44 today, it would be nice if our stock was also $44. That would be the best birthday present.

Michael Linenberg: Don't worry. It will get there when you are 45 and then you will ask why it's not $45. A couple questions here. Just your cost of financing, that went down from last year. And unlike what we've seen across the board, most people's cost of financing has gone up. And I'm just curious, how much of that was a function of just refinancing older, more expensive debt? Or how much of it was just a function of you becoming investment grade and basically catering to a completely different investor base?

Steve Hazy: Well, a lot of it was, Mike, we have been paying off a lot of our secured loans that we took on specific aircraft. In other words, aircraft financing that was tied to an airplane in 2010, 2011, and many of those transactions had interest rates that were north of 4%. Some were even above 5%. So we've been paying off a lot of that secured debt. And so, our average has come down because we're basically eliminating the highest cost debt. We've also prepaid some loans that we felt were higher than our weighted average.

Now, coming April 1 this year, we have a $1.1 billion five-year bond that we sold as an unrated company in 2012. And that carries an interest rate north of 5.5%. So we anticipate that once we pay that off, starting the first day of the second quarter, our overall composite interest rates will come down significantly because we will probably replace that with a matrix of various maturities at a significantly lower rate than we pay on this bond. Greg?

Michael Linenberg: Thanks for the color on that. That's helpful. Steve, just one other question. You mentioned when you are talking about rising rates and having protection, and you mentioned that I think it was 90% of your leases had that protection from the higher rates. They had the escalators. And I was just curious, that other 10%, is it just a different structure? Are those some of the one-off that you inherited in some of the various transactions over the years? Like, what's (multiple speakers)?

John Plueger: Those 10% are the ones that are very close in, in terms of delivery -- this year, next year. So, effectively it's inconsequential. They are very, very close in. And I would only also add that as a matter of prudence, if we did a future placement that did not have an interest rate adjuster, the lease rate -- the base lease rate going in for us would have factored that in and would be much higher. So the short answer is that 10% is I guess the short end of the curve. The vast majority is 90%.

Michael Linenberg: Perfect. Perfect, great. Well thank you. Thanks for answering the question, gentlemen.

Operator: Rajeev Lalwani, Morgan Stanley.

Rajeev Lalwani: John, on the additional placements you've made through 2019 and some of the extensions that you talk about, can you just talk about some of the economics? Yield, duration of lease, and any other color you can provide?

John Plueger: Yes, the duration of leases have held up pretty well. Due to the strength of our position and order book, it used to be that single-aisle were 7 to 8 years and twin-aisle, 12 years. More of our leases now on single-aisles are 10 to 12 years as well as the twin-aisle, so the duration is long. And in terms of the overall economics on those forward placements, as you've actually been seeing quarter and quarter and quarter from us in the past, we believe a similar overall economic return to ALC and we project that forward and look out. So there's no material difference in terms of the bottom line impact to Air Lease Corporation.

We are benefiting, as you have heard, from a bit lower interest rate. That's helped us a little bit. There has been a lease rate compression, but as you've seen and continue to see in our results, we continue to have outsized returns. And we think that's going to continue for all these placements we've done to date through 2019 and 2020.

Rajeev Lalwani: Thanks. And Greg, a question for you. I appreciate your comments on tax reform and not wanting to speculate, but generally speaking, if we saw a reduction in rates, how is that going to impact your tax liability and your stated book value, if at all?

Greg Willis: Right. So very simply speaking, a change in the effective tax rate we go through and re-value our deferred tax liabilities through the income statement which ultimately increases equity. Right now, though, it is way too soon to say -- to start calculating or looking at different things that are on the table until we have more information, but that's simply how the accounting works.

Rajeev Lalwani: Very helpful. Thank you, gentlemen, and happy 44th birthday, Steve.

Operator: Helane Becker, Cowen and Company.

Helane Becker: Happy birthday, Steve. Let's see. My first question is, have you -- are there any concerns about the 737 MAX and the delivery schedule there? Or is it just the neos?

Steve Hazy: No, it's actually the other way around on the MAX. It looks like Boeing will beat the certification target date and the first deliveries will actually occur a little bit ahead of the original schedule. We have accelerated a number of 737 MAXs. For example, we had some deliveries in 2018 that will actually occur now at the end of this year. We've had some other MAXs that were in 2019 and will now be in 2018. So, right now, from everything we can tell, from the flight test program and the certification and the production, everything seems to be on track. We're not aware of any engine delays on the LEAP engine from CFM. So all the reports we have from Boeing's senior management are positive thus far and we have not been notified of any delivery delays on any 737s, either the 800s or the MAXs.

Helane Becker: Okay. And then my other question is with respect to a comment -- thank you for that answer, by the way -- is with a request to a comment I think, John, you made about focusing more on mainline aircraft. And I think when Air Lease started out, you had the opportunity to go into those Embraers and the ATRs, which I guess are good aircraft, especially in Europe. But as you think about the mainline program going forward, would you not look at any other regional jet type aircraft? Should we just expect you to ignore that business altogether?

John Plueger: Look, Helane, we continue to be -- we continue to evaluate all opportunities. We have -- you are right. When we first started Air Lease, it was a great opportunity for us to get new aircraft quickly from ATR and Embraer. They were available much earlier than Boeing and Airbus at the time. And they've been profitable for us and they are great airplanes. And we sold those airplanes really we think to the worlds' best lessor who knows that space the best, that's NAC. It is a specialized space and we did well with it, but our space is the mainline space and it will remain so. So we never say never.

The C Series is always still out there as well, but clearly our mindset here, unless proven otherwise or unless we can see a very compelling case for going outside that mainline, is to stick more with the Airbus and Boeing profile. But we always look at any and all different airplanes that come up, wherever they come up with. And look, we are airplane people. We like airplanes. So, it's just in our nature to look but so far we have not found any compelling reason to go beyond that. In fact, you can see by our decisions, we decided to focus even more on the mainline product.

Steve Hazy: But we are always looking, Helane, at all the derivatives and all the new generation concepts, designs that Boeing, Airbus are working on. We continue to evaluate the C Series. We've looked at the E2 from Embraer. So at any one time we are always looking at the full spectrum of jet transport aircraft and evaluating what makes sense for Air Lease.

Helane Becker: What makes sense for you or what makes sense for your customers and their fleet planning?

John Plueger: Both, actually.

Steve Hazy: Yes, it only makes sense for us if it fits in with the planning of our customers and our airline lessees can make money and operate those aircraft profitably and reliably.

John Plueger: We react to our customer demand, and I’m actually glad you raised that. Suffice to say, if we were getting a lot of request for the E2, a lot of requests for the C Series, we would be acting upon them if they were consistent across the board and very strong. Now, to be fair, we I think in the industry are not known as a player in the E2 space and we certainly not in the C Series space. So the fact that we were not getting a lot of those requests, and we are not, I want to temper with the fact that we are not known for being in that space. But nevertheless, if we were to be asked, if our customer is saying we really are wanting to do this program and we'd like to do it with you and here's why it makes sense, of course we're going to take a look at it.

Steve Hazy: The other point I want to make is we are watching very carefully other lessors who jumped into the E2 program, jumped into the C Series program, and we're watching very carefully their placement activity. But until today we've only seen a very small handful. In fact, I've got more fingers the number of those types of aircraft that have been placed by lessors that ordered the C Series or the E2. So we are observing the marketplace. We are talking to over 100 airlines at any one time, and once we see sufficient demand and the product has proven itself, then obviously we have an obligation to our clientele, to our shareholders to look at all those opportunities.

Helane Becker: Okay, great. And then I just have one last follow-up question. I don't want to be responsible from keeping you from that cake, but you said that --

Steve Hazy: And the champagne.

Helane Becker: That's even worse. I don't want to keep you -- I don't want to be responsible for that. But on the delays on the eight aircraft you mentioned, I just want to make sure I understand the numbers. So there's 34 total deliveries this year, including the eight or excluding the eight?

John Plueger: It is including the eight.

Steve Hazy: But 34 is the number of new aircraft deliveries. That does not include any young used aircraft or any (multiple speakers)

John Plueger: Or anything incremental that we would do.

Steve Hazy: We have not yet published or announced.

Helane Becker: Okay. And does it include pulling forward some of the 737s you just mentioned?

Steve Hazy: Yes. We pulled forward two 737 MAXs into the fourth quarter.

John Plueger: I think we mentioned last quarter, we have average delays of a few months on these aircraft. But the good news is we're going still get them all in -- the current schedule from Airbus is that we're still going to get delivery of all of them in 2017.

Steve Hazy: And let me explain one other item to the analysts on the call. If we have a two-month delay on a delivery of an aircraft, it does not change or alter the length of the lease. So if we have a 12-year lease that was supposed to start in April but only starts in June, it's still going to be a 12-year lease. So the total amount of cash flow, rental revenue stream is totally unchanged.

Helane Becker: Okay, great. Thanks very much. Enjoy.

Operator: Arren Cyganovich, D.A. Davidson.

Arren Cyganovich: In terms of the incremental aircraft that you discussed, is this stepping in for potential orders? Is it portfolios? What are you looking at when you are talking to these airlines?

John Plueger: No. I mean it's consistent again with what we did last year. We are always opportunistic. And as I said, we are going to regions of the world -- we think we can pick up some good, young, used aircraft or even a few new aircraft. So, they are not committed yet I think is the first item. But what I'm telescoping to you is that I think we're making good progress. And for all these reasons that we discussed -- the Pratt & Whitney delays, the sales last year -- we are focused on that and I think we are going to be successful just like we were last year.

Arren Cyganovich: That's helpful. Thank you. And then in terms of the Blackbird, capping off the purchases there with the first vehicle, what was the total amount that you ended up funding in that vehicle?

John Plueger: It's about $1.1 billion.

Arren Cyganovich: Okay. All right, thank you.

Operator: Christopher Nolan, FBR Company.

Christopher Nolan: Happy birthday, Steve. Congratulations, Ryan. Steve, can you provide some sort of detail in terms of the demand that you are seeing for aircraft with leases in the secondary market? Is it -- hearing from other lessors, it sounds like you're seeing more interest in this market from financial buyers. Is that something you are experiencing as well?

John Plueger: Yes, it is. We have a good problem. We have a lot of -- we have more people that want to buy airplanes than we really should probably sell. Because again, for about the fifth time, we sold a lot of airplanes last year that we didn't think we were going to sell. So we have to be mindful of our base of earnings going forward. But yes, the answer is we're still seeing a good approach from financial buyers and other buyers and everybody to buy these good-earning assets. And this asset class has really gotten to be very strong in the last several years. Why? Because it's consistently performed. So, it's a good problem to have, so the answer is yes.

Christopher Nolan: And John, as a follow-up to that, how does that affect your fleet planning? Is it more profitable to opportunistically buy young aircraft, attach a lease to it, and then sell it in the secondary market? Or how does that affect your strategy going forward?

John Plueger: Well, it kind of depends upon the opportunity. But just to level set, our main strategy is and remains the purchase of new aircraft on large-scale orders for the placement globally, and that's what we're going to continue to do. These incremental purchases are A, opportunistic; B, additive, and we don't necessarily buy them to flip. We are looking this year more to buy them, to keep them in our portfolio for a while to make sure that our earnings base going forward is solid. So, I would not characterize this as a quick flipper. Most of the used units that we buy we buy for a holding period, and when that holding period is over we look to sell. So, that does not to say that if we bought an airplane and somebody offered us X more, and X was a big number, two months later we wouldn't do it. But generally speaking, we are not flippers in the marketplace. We buy to support our earnings base.

Christopher Nolan: Great, thank you for taking my questions.

Operator: Scott Valentin, Compass Point.

Scott Valentin: Steve, happy birthday, and Ryan and Mary Liz, congratulations. Just a follow-up on the secondary market. Just wondering when we compare profitably of secondary market versus OEM purchase, is there a big difference in the two? I know it sounds like you guys prefer OEM, but just wondering about the profitability differences.

John Plueger: Look, both are profitable. Long-term in terms of -- when you say profitability, we have to look at the earnings power of the asset over time and we think are -- again, the mainline business model we have of buying new aircraft is still the right model. However, however, when we buy something and we see it on the secondary market opportunistically that means, what? That means we're getting a really low price. A price that we think really adds value to begin with, and then also the lease rate factor is probably outsized. So, we see that as a complement to our strategy and it's been a very successful complement to our strategy.

Ryan McKenna: The balance by the way, Scott, on the secondary market, the pricing remains very competitive because there's a lot of competitors out there. So I want to emphasize that we see the sort of balance of how much of our deliveries come from our order book relative to the secondary acquisitions. And so yes, we are very much committed to that order book strategy where we can control pricing, we can control the forward placements and lease contracts that go with it. And then when there are opportunities we go act upon them. But the market dynamics have not shifted in favor of trying to go into the sale and leaseback category in a really major way relative to the economics of the order book.

Scott Valentin: Okay, thanks. That color helps. And then just on SG&A, I think Greg mentioned you guys were at 5.8% of revenues. I know that's come down over time. Just wondering how much more room there is to grind that down even further, if there is room.

Greg Willis: We think -- we see revenues growing faster than our cost base. So we still continue to expect that SG&A will continue to grind down as we continue to grow our book. But we're not going to give guidance as to what it ultimately stops at.

Scott Valentin: Okay. Thanks very much.

Operator: Justine Fisher, Goldman Sachs.

Justine Fisher: My question is on ratings. So, given that one of your competitors recently got I think the first investment grade rating for an independent lessor from Moody's, would you guys consider getting a Moody's rating?

Steve Hazy: Right now we have three excellent ratings from three credible rating agencies. And speaking to our bond investors, we haven't seen a compelling reason at this point to engage a fourth rating agency. At such time that we feel that's a value added or could be a way of bringing down further the spreads on our bonds, we'll certainly look at it. But as of -- as we sit here in 2017, we just don't see that as a pressing requirement.

Justine Fisher: Okay, thanks. And then I had a follow-up on, John, one of the comments you made earlier about how you guys are helping airlines to manage their capacity down by them taking some of your new aircraft. And I was wondering if you could drill down for us on whether this is happening on the narrowbody side or the widebody side or both? Because what we are hearing from airlines is up-gauging, at least on the narrowbody side. So are you finding that it's more than maybe retiring a 747 and putting in a smaller aircraft to replace that and narrowbody is still up-gauging? Or can you talk to us about whether the dynamics are different on the narrowbody or the widebody side as you lease?

John Plueger: Justine, it's mostly on the narrowbody side. Look, that's the biggest single market in terms of unit and customer depth and focus. So I would say these opportunistic looks that we are doing in the used aircraft are pretty well focused on the narrowbody side. If we found a great opportunity in an appropriate widebody we wouldn't hesitate. But by the same token, it's a quicker trade and a larger base to explore these opportunities on the narrowbody, so it's more focused on the narrowbodies.

Justine Fisher: Can you help us not just with -- not the specific airline, but just an example of it? Like, you come to an airline with aircraft type X and they are, like, I've had aircraft type Y. Can you just give us an example of how that works so we can figure out exactly how they are thinking about it?

Steve Hazy: Yes, actually I can give you a live example. We did a transaction with a Latin American carrier that had a substantial number of A320s and A321s on order. At the same time we were dealing with an airline in Europe that had A320s, and this Latin American carrier came to the conclusion, with our input, that they had too many A321s coming in 2016. So we basically have them cancel their order. We stepped into their positions with Airbus on literally a few weeks' notice. And replace those aircraft with a European airline that wanted to up-gauge, as you mentioned, from A320 180-seat aircraft to 220-seat aircraft. So it was a win-win solution.

It relieved the Latin American airline of over $150 million of CapEx. It enabled them to optimize their fleet and it also helped the European airline to obtain the equipment on short notice without getting in line to order new planes that would've taken three to four years to deliver. (multiple speakers) So we're the catalyst to make that happen. Those aircraft are in our portfolio now and doing very well. We have a similar situation now on Boeing aircraft and we're obviously, as John said, looking at situations where an airline needs our help to optimize their fleet size and fleet composition and then use those aircraft at other customers of Air Lease who need that additional capacity.

Justine Fisher: That is really interesting, thanks.

Operator: Kristine Liwag, Bank of America

Kristine Liwag: John and Steve, can you provide more color on pricing of the A320neo and the 737 MAX families for lease placements in 2018 and 2019? And how does pricing in the market compare to what you had expected when you first placed the aircraft orders?

Steve Hazy: When you're talking about pricing, are you talking about lease rates, or --?

Kristine Liwag: Lease rates.

Steve Hazy: Okay, we've already placed all of our MAXs and neos in the time frame you talk about, so the leases are already done.

Kristine Liwag: And so for the contracts that you signed, how does that compare to what you initially expected when you first placed the aircraft order?

John Plueger: It's pretty consistent. Look, we expected when the neos and the MAXs first came out and we could start offering and doing deals that it would follow the typical behavior of any new aircraft type or any new derivative. Which is in the earliest part of the launch they command a slightly higher premium. That premium degrades over time and it's still -- we're getting good lease rate factors. But basically those aircraft have followed that historical curve.

Kristine Liwag: Great. And for the two 737 MAXs that you mentioned you are pulling forward in 2017, is this because of accelerated delivery from the OEM or did you pick up an earlier slot from someone else?

Steve Hazy: It was an airline that wanted to rearrange their stream of deliveries, and when they made that request to Boeing, Boeing called me and said would we be willing to take the aircraft earlier? We already had an airline customer that was literally begging us to accelerate aircraft from mid-2018 into late 2017 because they were returning some older aircraft to another lessor competitor of ours, and so everything kind of came together. It was perfectly synchronized. Boeing is happy. The airline that placed the original order is happy and our customer got the deliveries they wanted, so it was a win-win situation.

Kristine Liwag: And generally when you switch something like that, are you provided some incentives to take on that earlier delivery slot?

Steve Hazy: (multiple speakers) We are known to be recipients of large incentives. That's part of our culture.

John Plueger: Also, don't forget, our customers are also Boeing's customers or Airbus's customers. And so to make a quick decision, which we are known for doing, a quick lease placement, a quick adjustment, really is in everybody's interest. And so in order to make that quick part happen, the best way to facilitate quick is with a further discount.

Steve Hazy: By the way, these two aircraft, Kristine, were part of a larger placement so I don't want you to think it was just two airplanes going to one airline. These two aircraft represents two units of a larger lease placement of 737 MAXs to a flat carrier overseas.

Kristine Liwag: Great, that makes sense. And one more if I could follow up. You were the launch customer for the A321neo. Can you provide customer response so far? How are airlines viewing this aircraft? The extra range of this airplane makes it really unique in the product market. Can you give a little bit of color on what you are seeing there?

John Plueger: (multiple speakers) We are the launch customer of the A321LRneo. I would say that that program has had outstanding reception. And frankly, our biggest problem right now is that we have more people that want them than we have available. We've already placed a number of initial units. So we are constantly working with Airbus to see if we can get some more LRneos into the late 2019, early 2020 time frame because we have more demand than we have positions. So, I would say the A321LRneo has actually exceeded our initial expectations in terms of customer reception.

Steve Hazy: And the other thing I want to point out is among all of the lessors, we have by far the highest ratio of A321neos in their total A320 family neo orders. So, we have a relatively manageable small number of A320s and the great majority of our backlog is the A321. And that's where we've seen the action and that's where we have excelled. We're the leader of the pack. We placed more A321neo and A321neoLRs than all other lessors combined.

Kristine Liwag: Would you be able to quantify for us what outstanding means? And maybe can you provide some directional magnitude of premium versus A320neo. Is it a magnitude of (multiple speakers)?

Steve Hazy: We have three airlines for one airplane. In other words, if we have 10 airplanes in a certain period of time we have 30 prospective placements. So (multiple speakers)

Kristine Liwag: And how does that compare for the A320neo?

Steve Hazy: The A320neo is great. But we felt that where we could be a unique player and bring advantages to the airlines and to Airbus and to Air Lease, we felt the A321 had great potential as a 757 replacement. And also as airport slot constraints become more prevalent, we felt that upsizing, up-gauging was the trend at high density airports and the A321 has turned out to be a perfect vehicle for that.

Ryan McKenna: Thank you, Kristine.

Kristine Liwag: Thank you.

Operator: Jamie Baker, JPMorgan.

Nish Mani: This is Nish Mani on for Jamie. I'll make this quick so I don't want to be the one blocking you from the cake. I just wanted to read a little deeper into your comments about the delays on the 320 Pratt & Whitney engines. Does this diminish in your mindset the competitiveness of that program relative to the 737 MAX? In other words, would you view now Airbus and Pratt & Whitney as perhaps needing to {battle you?] out with more incentives and pricing offerings in order to make the family work as well for you?

John Plueger: No, I don't think that's totally correct. This is a delay caused by engine production limitations, etc., etc. So it doesn't necessarily diminish over time the value or the competitiveness or anything else like that. We are fully committed to the neo and to the geared turbofan engine. I think what would capture more of our attention is if the production problems either got worse or the ability for Pratt & Whitney to produce sufficient engines to meet the spare engine requirements for current operators of the neo, as well as -- if it got worse, then we would probably take a little harder look at it. But we believe that the ship has been righted. So it's caused a delay, but hopefully all will be okay going forward.

Steve Hazy: (multiple speakers) I was going to say, the full resources of United Technologies and Pratt are behind that program. They have tremendous experience. They build tens of thousands of jet engines and a lot of times these programs are late or they don't quite measure up in the initial batch. We had the same situation on the 787. It was four years late. That does not diminish the fact that it's a great airplane. The A350 did not meet its original target delivery date. So, at the front-end of any commercial airplane or engine program there's bound to be issues, and I think we've built that into our planning.

Nish Mani: That makes sense. So is it fair to say then that incentives and perhaps concessionary pricing is not necessarily on the table yet as it relates to the program?

John Plueger: Well, I'll only say that -- as a general rule, concessionary pricing and further discounts is never off the table at Air Lease Corporation for any reason.

Nish Mani: (laughter) Fair enough. Okay, I'll leave it at that. Happy birthday. Congratulations, Ryan. Thank you so much, guys.

Operator: Christopher Nolan, FBR Company.

Christopher Nolan: Guys, can you characterize the credit quality of your emerging market clients given the rising cost in jet fuel as well as the stronger dollar?

John Plueger: They are actually quite strong. If you look at our largest placements, again, let's look at China. The vast majority of our placements were the largest three airline groups in China: Air China, China Southern, China Eastern. Vietnam Airlines, a government owned carrier -- carrier; I'm looking at Europe -- Asia. Moving on to Europe, all of our placements in Eastern Europe, etc. We announced a large deal with LOT Polish Airlines, etc., etc. So I would say that the quote-unquote emerging markets, our placements are -- in terms of the credit quality, etc. are close to par. We are very strong.

Steve Hazy: Just to give you an example, our first A321 long range neo is going to a company called Air Arabia, which is publicly listed, very successful, all-Airbus operator, profitable, had a great year in 2015, a great year in 2016. It operates to a lot of what people would call Third World countries, ranging all the way from places like Bangladesh to Jordan, Egypt, and so forth. So, the airlines in those areas do perform very well. And demand is growing. Middle-class population is growing, and these efficient airplanes provide the tools for these airlines to make money.

Christopher Nolan: Great. Thanks for taking the question.

Operator: Vincent Caintic, Stephens.

Vincent Caintic: Most of my questions have been answered, so maybe I just want to take a quick step back. So you placed 92% of your orders through 2019. You placed them also in 2020 and 2021, and you've got the lease rates already factored in there, and you've also got escalators for rising rates. And then on the other side you've got your funding cost actually improving. And so I would think you would have visibility for the next 3 to 5 years and to how that spread is. And would it be fair to say that, looking into the next three years, that that spread is increasing where your lease rates are going up while at the same time your funding is improving?

Greg Willis: Vincent, this is Greg. We don't give forward guidance on profitability but I can say that we have very strong returns on equity and adjusted returns on equity. And that order book that you referenced that is 92% placed through 2019 provides us with an unbelievable amount of visibility and will help us to double in size in five years.

Vincent Caintic: Got it. That makes sense. Maybe if asking it another way, are the terms of what you've placed so far in those through 2019 consistent with what you've been placing in the past?

Greg Willis: Yes.

John Plueger: Yes. On an overall basis, yes, which is why we are confident in our doubling of size in our shareholder returns. So, as I indicated last quarter, a little bit more variability but overall we are happy with where they are and that's the basis of our overall comment that we feel pretty confident about the future.

Steve Hazy: And as I mentioned earlier, by paying back the funding that we obtained back in 2010, 2011, 2012, when the Company was not an investment grade rated company, we are able to actually repay those obligations which had a higher interest rate than what we can fund for in the present marketplace. So, we have been replacing what we considered expensive debt -- it was not expensive, but by today's standards they were -- 4%, 5% money, we're now replacing with 2% and 3% money.

John Plueger: And specifically, Vince, as we look forward in 2019 and 2020, you can imagine that our aspirational goal is actually to further improve those investment-grade ratings, BBB to BBB plus, etc., etc. That's very much in the calculus that we have going forward and it's in the calculus of where we expect to have the bottom-line earnings in the future. So, we see that improvement in interest rates as a key for us, but we are by no means just sitting here saying we are BBB, we are great, all is good. We believe that our future performance will demonstrate an increasing credit enhancement that will warrant a further upgrade from all of the agencies, and that will result in even further benefit from us -- for us. So, in the whole totality of that universe, we are confident over the next five years and we think our returns are going to be great.

Vincent Caintic: Got it. Makes sense. Yes, I just wanted to put a finer point because it seems like you are benefiting not only demand for your assets but also demand for your bonds, so it makes sense to me. Thanks very much, guys. Enjoy the cake and happy birthday, Steve.

Operator: Thank you. And I'm showing no further questions at this time. I'd like to hand the call back over to management for any closing remarks.

Mary Liz DePalma: Thank you. Thank you all for your participation. This concludes our call for today and we'll look forward to speaking with you at the end of the first quarter.

Steve Hazy: Good day.

Operator: Ladies and gentlemen, thank you for participating in today's conference. That does conclude today's program. You may all disconnect. Everyone have a great day.